Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne
(972) 991-8400

UNITED STATES LIME & MINERALS REPORTS SECOND QUARTER 2023

RESULTS AND DECLARES REGULAR QUARTERLY CASH DIVIDEND

Dallas, Texas, August 2, 2023 - United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported second quarter 2023 results: The Company’s revenues in the second quarter 2023 were $74.0 million, compared to $60.5 million in the second quarter 2022, an increase of $13.5 million, or 22.3%. For the first six months 2023, the Company’s revenues were $140.8 million, compared to $111.4 million in the first six months 2022, an increase of $29.4 million, or 26.4%. Lime and limestone revenues were $73.7 million in the second quarter 2023, compared to $59.6 million in the second quarter 2022, an increase of $14.1 million, or 23.6%. For the first six months 2023, lime and limestone revenues were $140.2 million, compared to $109.9 million in the first six months 2022, an increase of $30.3 million, or 27.6%. The increase in revenues in the second quarter 2023, compared to the second quarter 2022, resulted from increases in average selling prices for the Company’s lime and limestone products and increased sales volumes, principally due to increased demand from the Company’s environmental and oil and gas services customers, partially offset by decreased demand from the Company’s steel customers. The increase in revenues for the first six months 2023, compared to the first six months 2022, resulted from increases in average selling prices for the Company’s lime and limestone products and increased sales volumes, principally due to increased demand from the Company’s environmental customers, partially offset by decreased demand from the Company’s steel and industrial customers.

The Company’s gross profit was $27.1 million in the second quarter 2023, compared to $16.5 million in the second quarter 2022, an increase of $10.7 million, or 64.6%. The Company’s gross profit was $51.1 million in the first six months 2023, compared to $30.9 million in the first six months 2022, an increase of $20.2 million, or 65.2%. The Company’s lime and limestone gross profit was $27.1 million in the second quarter 2023, compared to $16.0 million in the second quarter 2022, an increase of $11.1 million, or 69.8%. The Company’s lime and limestone gross profit in the first six months 2023 was $51.2 million, compared to $30.2 million in the first six months 2022, an increase of $21.0 million, or 69.6%. The increases in gross profit in the second quarter and first six months 2023, compared to the comparable 2022 periods, resulted primarily from the increased revenues discussed above, partially offset by increased production costs, principally from higher energy, parts and supplies, and labor costs.

Selling, general and administrative (“SG&A”) expenses were $4.3 million in the second quarter 2023, compared to $3.8 million in the second quarter 2022, an increase of $0.5 million, or 12.2%. SG&A expenses were $8.5 million in the first six months 2023, compared to $7.5 million in the first six months 2022, an increase of $1.0 million, or 13.2%. The increases in SG&A expenses in the 2023 periods were primarily due to increased personnel expenses.

Interest and other income, net was $1.9 million and $3.5 million in the second quarter and first six months 2023, compared to $0.2 million in each of the second quarter and first six months 2022, reflecting increases of $1.7 million and $3.2 million, respectively. The increases in interest and other income, net in the second quarter and first six months 2023 were due to higher interest rates earned on higher average balances of cash and cash equivalents.

The Company reported net income of $19.7 million ($3.45 per share diluted) and $36.8 million ($6.46 per share diluted) in the second quarter and first six months 2023, respectively, compared to $10.2 million ($1.80 per share diluted) and $18.9 million ($3.33 per share diluted) in the second quarter and first six months 2022, respectively, reflecting increases of $9.5 million, or 92.5%, and $17.9 million, or 94.7%, respectively.

“We are pleased with our strong performance in the second quarter 2023. We continue to see pressure on our lime and limestone production costs, particularly for energy, parts and supplies, and labor. Softening demand from our steel customers is potentially an indicator of some hesitancy from that sector as the U.S. economy faces uncertainty for the remainder of 2023 and higher interest rates adversely impact the construction markets. This could impact future demand and prices for our products,” said Timothy W. Byrne, President and Chief Executive Officer.

Dividend

The Company announced today that the Board of Directors has declared a regular quarterly cash dividend of $0.20 per share on the Company’s common stock. This dividend is payable on September 15, 2023 to shareholders of record at the close of business on August 25, 2023.

* * *

United States Lime & Minerals, Inc., a NASDAQ-listed public company with headquarters in Dallas, Texas, is a manufacturer of lime and limestone products, supplying primarily the construction (including highway, road and building contractors), industrial (including paper and glass manufacturers), metals (including steel producers), environmental (including municipal sanitation and water treatment facilities and flue gas treatment processes), roof shingle manufacturers, agriculture (including poultry producers), and oil and gas services industries. The Company operates lime and limestone plants and distribution facilities in Arkansas, Colorado, Louisiana, Missouri, Oklahoma, and Texas through its wholly owned subsidiaries, Arkansas Lime Company, ART Quarry TRS LLC (DBA Carthage Crushed Limestone), Colorado Lime Company, Mill Creek Dolomite, LLC, Texas Lime Company, U.S. Lime Company, U.S. Lime Company-Shreveport, U.S. Lime Company-St. Clair, and U.S. Lime Company-Transportation. In addition, the Company, through its wholly owned subsidiary, U.S. Lime Company-O & G, LLC, has royalty and non-operated working interests in natural gas wells located in Johnson County, Texas, in the Barnett Shale Formation.

Any statements contained in this news release, including, but not limited to, statements relating to the impact of increasing costs, economic uncertainty, and higher interest rates, that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

United States Lime & Minerals, Inc.

CONDENSED CONSOLIDATED FINANCIAL DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
INCOME STATEMENTS

Revenues	$73,983	$60,492	$140,760	$111,401
Cost of revenues	46,852	44,011	89,637	80,453
Gross profit	$27,131	$16,481	$51,123	$30,948

Selling, general and administrative expenses	$4,319	$3,848	$8,471	$7,483
Operating profit	$22,812	$12,633	$42,652	$23,465
Interest expense	64	63	128	126
Interest and other income, net	(1,889)	(177)	(3,460)	(237)
Income tax expense	4,925	2,509	9,168	4,670
Net income	$19,712	$10,238	$36,816	$18,906

Income per share of common stock:
Basic	$3.46	$1.80	$6.47	$3.33
Diluted	$3.45	$1.80	$6.46	$3.33
Weighted-average shares outstanding:
Basic	5,692	5,672	5,688	5,670
Diluted	5,706	5,680	5,702	5,679
Cash dividends per share of common stock	$0.20	$0.20	$0.40	$0.40

			June 30,	December 31,
			2023	2022
BALANCE SHEETS
Assets:
Current assets			$222,107	$189,990
Property, plant and equipment, net			174,531	171,970
Other non-current assets			5,734	5,812
Total assets			$402,372	$367,772
Liabilities and Stockholders’ Equity:
Current liabilities			$14,564	$15,537
Deferred tax liabilities, net			25,129	25,582
Other long-term liabilities			5,428	5,565
Stockholders’ equity			357,251	321,088
Total liabilities and stockholders’ equity			$402,372	$367,772

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